Filed Pursuant to Rule 424(b)(3)
Registration No. 333-282218

PROSPECTUS SUPPLEMENT NO. 1
(to Prospectus dated September 27, 2024)

3,384,616 Ordinary Shares

This Prospectus Supplement No. 1 updates, amends, and supplements the prospectus dated September 27, 2024 (as amended and supplemented, the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration No. 333- 282218). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend, and supplement the information in the Prospectus with the GAAP financial statements as of, and for the three and nine month periods ended on, September 30, 2024 (the “Q3 2024 financial statements”) included in the press release attached as Exhibit 99.1 to our Report of Foreign Private Issuer on Form 6-K furnished to the Securities and Exchange Commission on November 21, 2024. Accordingly, we have included the Q3 2024 financial statements in this prospectus supplement.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

As of the date of this Prospectus, our ordinary shares are listed and trade on the Nasdaq Capital Market under the symbol “EVGN”. The last reported sale price of our ordinary shares on November 20, 2024 was $1.65 per share.

Investing in our ordinary shares is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 8 of the Prospectus for a discussion of information that should be considered in connection with an investment in our ordinary shares, as well as the risks described under the heading “Item 3 Key Information – D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2023, which we filed with the Securities and Exchange Commission on March 28, 2024, and in other documents incorporated by reference into the Prospectus, and under similar headings in any amendment or supplements to the Prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 21, 2024

UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER
PURSUANT TO RULE 13a-16 OR 15d-16 OF
THE SECURITIES EXCHANGE ACT OF 1934

For the month of November 2024

Commission File Number: 001-36187

EVOGENE LTD.
  (Translation of Registrant’s Name into English)

13 Gad Feinstein Street, Park Rehovot
Rehovot 7638517, Israel
(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒       Form 40-F ☐

CONSOLIDATED INTERIM STATEMENTS OF FINANCIAL POSITION

U.S. dollars in thousands

	September 30,	December 31,
	2024	2023
	Unaudited
CURRENT ASSETS:
Cash and cash equivalents	$11,317	$20,772
Short-term bank deposits	8,636	10,291
Trade receivables	1,590	357
Other receivables and prepaid expenses	2,360	2,973
Inventories	1,456	76

	25,359	34,469
LONG-TERM ASSETS:
Long-term deposits and other receivables	39	28
Investment accounted for using the equity method	95	-
Right-of-use-assets	619	980
Property, plant and equipment, net	1,562	2,455
Intangible assets, net	12,440	13,169

	14,755	16,632

	$40,114	$51,101
CURRENT LIABILITIES:
Trade payables	$1,198	$1,785
Employees and payroll accruals	2,289	2,537
Lease liability	417	853
Liabilities in respect of government grants	782	388
Deferred revenues and other advances	742	362
Warrants and pre-funded warrants liability, net	6,382	-
Convertible SAFE	10,320	-
Other payables	1,158	1,019

	23,288	6,944
LONG-TERM LIABILITIES:
Lease liability	269	285
Liabilities in respect of government grants	4,148	4,426
Deferred revenues and other advances	171	393
Convertible SAFE	-	10,368

	4,588	15,472
SHAREHOLDERS' EQUITY:
Ordinary shares of NIS 0.2 par value: Authorized − 15,000,000 ordinary shares; Issued and outstanding – 6,792,746 shares as of September 30, 2024 and 5,079,313 (*) shares as of December 31, 2023	301	286
Share premium and other capital reserve	269,854	269,353
Accumulated deficit	(274,498)	(257,586)

Equity attributable to equity holders of the Company	(4,343)	12,053

Non-controlling interests	16,581	16,632

Total equity	12,238	28,685

	$40,114	$51,101

(*) Shares and per shares amounts have been retroactively adjusted to reflect the reverse stock split.

CONSOLIDATED INTERIM STATEMENTS OF PROFIT OR LOSS

U.S. dollars in thousands

	Nine months ended September 30,		Three months ended September 30,		Year ended December 31,
	2024	2023	2024	2023	2023
	Unaudited

Revenues	$6,900	$5,062	$1,796	$3,767	$5,640
Cost of revenues	1,928	1,294	1,081	511	1,692

Gross profit	4,972	3,768	715	3,256	3,948

Operating expenses:

Research and development, net	13,247	15,232	4,430	5,063	20,777
Sales and marketing	2,775	2,578	855	850	3,611
General and administrative	6,069	4,838	2,885	1,526	6,068
Other expenses	524	-	-	-	-

Total operating expenses, net	22,615	22,648	8,170	7,439	30,456

Operating loss	(17,643)	(18,880)	(7,455)	(4,183)	(26,508)

Financing income	2,820	1,128	2,153	429	1,486
Financing expenses	(3,198)	(894)	(2,910)	(109)	(965)

Financing income (expenses), net	(378)	234	(757)	320	521

Share of loss of an associate	(26)	-	(6)	-	-

Loss before taxes on income	(18,047)	(18,646)	(8,218)	(3,863)	(25,987)
Taxes on income (tax benefit)	2	(29)	1	(5)	(33)

Loss	$(18,049)	$(18,617)	$(8,219)	$(3,858)	$(25,954)

Attributable to:
Equity holders of the Company	(16,912)	(17,278)	(7,630)	(3,984)	(23,879)
Non-controlling interests	(1,137)	(1,339)	(589)	126	(2,075)

	$(18,049)	$(18,617)	$(8,219)	$(3,858)	$(25,954)

Basic and diluted loss per share, attributable to equity holders of the Company (*)	$(3.17)	$(3.91)	$(1.31)	$(0.81)	$(5.20)

Weighted average number of shares used in computing basic and diluted loss per share (*)	5,327,078	4,423,661	5,807,128	4,913,052	4,589,386

(*) Shares and per shares amounts have been retroactively adjusted to reflect the reverse stock split

CONSOLIDATED INTERIM STATEMENTS OF CASH FLOWS

U.S. dollars in thousands

	Nine months ended September 30,		Three months ended September 30,		Year ended December 31,
	2024	2023	2024	2023	2023
	Unaudited
Cash flows from operating activities:

Loss	$(18,049)	$(18,617)	$(8,219)	$(3,858)	$(25,954)

Adjustments to reconcile loss to net cash used in operating activities:

Adjustments to the profit or loss items:

Depreciation	1,182	1,223	382	416	1,641
Amortization of intangible assets	729	726	245	245	971
Share-based compensation	1,478	1,764	479	545	1,877
Remeasurement of pre-funded warrants and warrants	(1,940)	-	(1,940)	-	-
Revaluation of convertible SAFE	(48)	177	(72)	(43)	254
Net financing expenses (income)	943	(206)	1,165	(212)	(666)
Loss (gain) from sale of property, plant and equipment	524	(26)	-	-	(26)
Excess of initial fair value of pre-funded warrants over transaction proceeds	2,684	-	2,684	-	-
Amortization of deferred expenses related to issuance of warrants	137	-	137	-	-
Share of loss of an associate	26	-	6	-	-
Taxes on income (tax benefit)	2	(29)	1	(5)	(33)

	5,717	3,629	3,087	946	4,018
Changes in asset and liability items:

Increase in trade receivables	(1,233)	(997)	(1,214)	(1,167)	(9)
Decrease (increase) in other receivables	601	(420)	1,326	(504)	(1,445)
Decrease (increase) in inventories	(1,380)	453	(662)	136	490
Decrease in deferred taxes	-	-	-	-	94
Increase (decrease) in trade payables	(534)	179	228	153	742
Increase (decrease) in employees and payroll accruals	(248)	72	(44)	(100)	550
Increase (decrease) in other payables	139	(467)	353	(305)	(534)
Increase (decrease) in deferred revenues and other advances	(96)	190	(12)	263	(288)

	(2,751)	(990)	(25)	(1,524)	(400)

Cash received (paid) during the period for:

Interest received	646	433	244	150	905
Interest paid	(56)	(92)	(15)	(26)	(115)
Tax paid	-	(15)	-	(5)	(31)

Net cash used in operating activities	$(14,493)	$(15,652)	$(4,928)	$(4,317)	$(21,577)

CONSOLIDATED INTERIM STATEMENTS OF CASH FLOWS

U.S. dollars in thousands

	Nine months ended September 30,		Three months ended September 30,		Year ended December 31,
	2024	2023	2024	2023	2023
	Unaudited
Cash flows from investing activities:

Purchase of property, plant and equipment	$(304)	$(699)	$(132)	$(216)	$(785)
Proceeds from sale of marketable securities	-	6,924	-	-	6,924
Purchase of marketable securities	-	(503)	-	-	(503)
Proceeds from sale of property, plant and aquipment	58	26	48	-	26
Investment in short term bank deposits, net	1,110	(9,700)	2,100	3,860	(10,200)

Net cash provided by (used in) investing activities	864	(3,952)	2,016	3,644	(4,538)

Cash flows from financing activities:

Issuance of a subsidiary preferred shares to non-controlling interests	-	9,523	-	-	9,523
Proceeds from issuance of ordinary shares, pre-funded warrants and warrants, net of issuance expenses	4,854	-	4,854	-	-
Proceeds from issuance of ordinary shares, net of issuance expenses	123	8,404	37	8,068	8,449
Repayment of lease liability	(695)	(624)	(233)	(211)	(836)
Proceeds from government grants	232	1,069	232	(20)	1,089
Repayment of government grants	(298)	(73)	(156)	(38)	(73)

Net cash provided by financing activities	4,216	18,299	4,734	7,799	18,152

Exchange rate differences - cash and cash equivalent balances	(42)	(344)	11	(28)	(245)

Increase (decrease) in cash and cash equivalents	(9,455)	(1,649)	1,833	7,098	(8,208)

Cash and cash equivalents beginning of the period	20,772	28,980	9,484	20,233	28,980

Cash and cash equivalents end of the period	$11,317	$27,331	$11,317	$27,331	$20,772

Significant non-cash activities:

Acquisition of property, plant and equipment, net	$28	$35	$28	$35	$81
Increase of right-of-use asset recognized with corresponding lease liability	$279	$135	$95	$-	$194
Investment in affiliated Company with corresponding deferred revenues	$120	$-	$-	$-	$-

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: November 21, 2024	EVOGENE LTD. (Registrant) By: /s/ Yaron Eldad Yaron Eldad Chief Financial Officer